Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement on Form S-8 No. 333-210938 pertaining to the 2016 Equity Incentive Plan of Red Rock Resorts, Inc.,

(2)Registration Statement on Form S-8 No. 333-232108 pertaining to the Amended and Restated 2016 Equity Incentive Plan of Red Rock Resorts, Inc., and

(3)Registration Statement on Form S-3 No. 333-223421 pertaining to the shelf registration of Class A shares of Red Rock Resorts, Inc.,

of our reports dated February 23, 2021, with respect to the consolidated financial statements and schedule of Red Rock Resorts, Inc., and the effectiveness of internal control over financial reporting of Red Rock Resorts, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP
Las Vegas, Nevada
February 23, 2021